(h)(1)(ii)

December 3, 2012

ING Mutual Funds

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ  85258

Ladies and Gentlemen:

By this letter dated December 3, 2012, we agree to waive the administrative fee payable to us under the Amended and Restated Administration Agreement, dated November 30, 2008, as amended, between ING Mutual Funds and ING Funds Services, LLC (the “Agreement”).  Such waiver will be in an amount equal to the administrative fee allocated to, and otherwise payable by, the Class P shares of ING Global Bond Fund, a series of ING Mutual Funds, hereby reducing the post-waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive the administrative fee in this manner for the period from December 3, 2012 through March 1, 2014 (the “Waiver Period”).

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/: Todd Modic
Todd Modic
Senior Vice President
ING Funds Services, LLC

Agreed and Accepted:
ING Mutual Funds
(on behalf of the Funds)

By:	/s/: Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100	Tel: 480-477-3000 Fax: 480-477-2744	ING Funds Services, LLC
Scottsdale, AZ 85258-2034